SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 2, 1999
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                                 Interiors, Inc.
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            (Exact name of registrant as specified in its charter)

  Delaware                             0-24362                   13-3590047
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  (State or other jurisdiction       (Commission              (I.R.S. Employer
   of incorporation)                 File Number)            Identification No.)

  320 Washington Street
  Mt. Vernon, New York                                            10553
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  (Address of principal executive offices)                      (Zip Code)

Registrant's telephone number, including area code:  (914) 665-5400
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        (Former Name or Former Address, if Changed Since Last Report)
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                           CURRENT REPORT ON FORM 8-K

                                 INTERIORS, INC.

                                  March 2, 1999

Item 5. Other Events.

            On March 2, 1999, Interiors, Inc., a Delaware corporation (the "Company"), consummated the acquisition of 1,191,752 newly issued shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of CSL Lighting Manufacturing, Inc., a Delaware corporation ("CSL"), representing approximately 51.0% of the outstanding shares of Common Stock of CSL as of such date (giving effect to such issuance), pursuant to the terms of a Stock Purchase Agreement, dated as of March 1, 1999 (the "Purchase Agreement"), by and between the Company and CSL. Pursuant to the terms of the Purchase Agreement, the Company acquired the Shares from CSL in exchange for (i) 1,927 shares of Series C Preferred Stock, par value $0.01 and liquidation preference $1,000 per share (the "Series C Preferred Stock"), of the Company issued to certain creditors of CSL for the cancellation of certain CSL debt and (ii) $600,000 in cash. The 1,927 shares of Series C Preferred Stock were issued by the Company to certain creditors of CSL from the Company's authorized shares of preferred stock set forth in its Certificate of Incorporation, as amended, and $600,000 in cash was provided from the Company's working capital.

            As contemplated by the Purchase Agreement, the Company and CSL entered into a Standstill Agreement, dated as of March 1, 1999 (the "Standstill Agreement"), at the time of the purchase of the Shares. Pursuant to the Standstill Agreement, during a standstill period ending July 28, 1999 (which period is subject to early termination in certain circumstances set forth in the Standstill Agreement), the Company and its "affiliates" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), executive officers and directors (collectively, its "Affiliates") are prohibited from acquiring additional shares of CSL Common Stock (except by way of stock dividends or other distributions or offerings made available to holders of CSL Common Stock generally) if the effect of such acquisition would be to increase the number of shares of CSL Common Stock then owned by the Company and its Affiliates to greater than 51.0% of the shares of CSL Common Stock then outstanding. Notwithstanding the foregoing, in the event the Company shall own less than 51.0% of the outstanding shares of CSL Common Stock during the standstill period, the Company may acquire additional shares of CSL Common Stock during the standstill period, provided that the effect of such acquisition would not increase the number of shares of CSL Common Stock then owned by the Company and its Affiliates to greater than 51.0% of the shares of CSL Common Stock then outstanding.

            In addition, pursuant to the terms of the Purchase Agreement, the Board of Directors of CSL voted to expand the Board of Directors of CSL from four to seven members and appointed four persons to fill vacancies on the Board of Directors of CSL resulting from
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such expansion and the resignation of one director, three of which persons were designated by the Company and one of which was mutually designated by the Company and CSL. The Purchase Agreement provides that for a period of not less than 150 days after the closing date of the transaction, six of the seven members of the Board of Directors of CSL shall consist of (a) three persons designated by the Board of Directors of CSL prior to the closing date, and (b) three persons designated by the Company. From the date on which the Board of Directors holds its first meeting following the closing of the transactions contemplated by the Purchase Agreement to the date which is 150 days following such closing date, the seventh member of the Board of Directors shall be the person previously mutually agreed upon by CSL and the Company.

            The terms of the Purchase Agreement and the Standstill Agreement, and the transactions contemplated thereby, were determined as a result of arm's-length negotiations between representatives of both the Company and CSL.

            CSL designs, manufactures and markets mid to high-end lighting fixtures for both commercial and residential applications on a worldwide basis. CSL's Common Stock is currently quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "CSLX".

            The information set forth above is qualified in its entirety by reference to the following documents, each of which are incorporated in this
Item 5 by reference: (i) the Purchase Agreement, a copy of which is filed herewith as Exhibit 99.1; and (ii) the Standstill Agreement, a copy of which is filed herewith as Exhibit 99.2.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

      (a)   Financial Statements of Business Acquired.

            Not Applicable.

      (b)   Pro Forma Financial Information.

            Not Applicable.

      (c)   Exhibits.

Exhibit No.                         Description
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99.1              Stock Purchase Agreement, dated as of March 1, 1999, by and between Interiors, Inc. and CSL Lighting Manufacturing, Inc.

99.2 Standstill Agreement, dated as of March 1, 1999, by and between Interiors, Inc. and CSL Lighting Manufacturing, Inc.
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                                   SIGNATURES


            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       INTERIORS, INC.


Date:  March 3, 1999                   By: /s/ Max Munn
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                                           Max Munn
                                           President and Chief Executive Officer
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                                  EXHIBIT INDEX

Exhibit No.                         Description
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99.1              Stock Purchase Agreement, dated as of March 1, 1999, by and between Interiors, Inc. and CSL Lighting Manufacturing, Inc.

99.2 Standstill Agreement, dated as of March 1, 1999, by and between Interiors, Inc. and CSL Lighting Manufacturing, Inc.